EXHIBIT 5.1
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                         [JAMES L. VANDEBERG LETTERHEAD]


July  21,  2004



Solanex  Management  Inc.
Suite  440  -  1555  E.  Flamingo  Road
Las  Vegas,  Nevada  89119

Attn:  Board  of  Directors

Re:     Registration  Statement  on  Form  S-8  of  Solanex  Management  Inc.;
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Solanex  Management  Inc.  2004  Performance  Stock  Plan

Ladies  and  Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by you on July 21, 2004, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of One Million (1,000,000) shares of your common stock, par value of $0.001 per share (the "Common Stock"), which will be issuable under the Solanex Management Inc. 2004 Performance Stock Plan (the "Plan").

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as , I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

Very  truly  yours,


JAMES  L.  VANDEBERG.

/s/  James  L.  Vandeberg

James  L.  Vandeberg